UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2011

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SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

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Delaware	000-51217	20-1920798
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (847) 286-2500

(Former name or former address, if changed since last report):  Not Applicable

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

                On April 8, 2011, Sears Holdings Corporation (the “Company”), Sears Roebuck Acceptance Corp. (“SRAC”) and Kmart Corporation (together with SRAC, the “Borrowers”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with a syndicate of lenders, including Bank of America, N.A. (the “Bank”), as agent.  The Credit Agreement amends and restates the Company’s existing asset-based credit facility (the “Existing Facility”).  The Credit Agreement provides a $3.275 billion asset-based revolving credit facility, including a $1.5 billion letter of credit subfacility, that will expire on April 8, 2016.  The Existing Facility provided up to approximately $2.4 billion in credit and would have expired in June 2012.  The Credit Agreement includes an accordion feature that allows the Borrowers to use existing collateral for the facility to obtain up to $1.0 billion of additional borrowing capacity should the Borrowers so choose.

                Advances under the Credit Agreement will bear interest at a rate equal to, at the election of the Borrowers, either the London Interbank Offered Rate (“LIBOR”) or the Bank’s prime rate, in either case plus an applicable margin dependent on the Company’s consolidated leverage ratio (as measured under the Credit Agreement).  Presently, the applicable margin for LIBOR-based loans is 2.25% and for prime-rate loans 1.25%.  The Credit Agreement also provides for the payment of fees with respect to issued and undrawn letters of credit at a rate equal to the margin applicable to LIBOR loans and a commitment fee with respect to unused amounts of the facility at a rate, depending on facility usage, between 0.375% and 0.625% per annum.

                The Credit Agreement is secured by a first lien on substantially all of the domestic inventory and credit card and pharmacy receivables of the Company and its subsidiaries (other than Orchard Supply Hardware Stores Corporation and its subsidiaries), and determines borrowing availability pursuant to a borrowing base formula.  The Credit Agreement is guaranteed by all domestic subsidiaries of the Company (other than Orchard Supply Hardware Stores Corporation and its subsidiaries) which own inventory or credit card or pharmacy receivables.

                At April 8, 2011, we had approximately $179 million of borrowings and $235 million of letters of credit outstanding under the Credit Agreement. Our availability under the agreement, given total outstanding borrowings and letters of credit of approximately $414 million, was approximately $2.861 billion as of such date. The majority of the letters of credit outstanding under the Credit Agreements are used to provide collateral for our insurance programs.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:          /s/ William K. Phelan
                        Name: William K. Phelan
                Title: Senior Vice President, Controller
                and Chief Accounting Officer

Date:  April 8, 2011